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                                                                  Rule 424(b)(3)
                                                               Reg. No. 33-38869

                                BROOKE GROUP LTD.

                     SUPPLEMENT NO. 4 DATED JANUARY 16, 1998
                     TO PROSPECTUS DATED FEBRUARY 19, 1991,
     AS SUPPLEMENTED ON FEBRUARY 14, 1997, MAY 28, 1997 AND AUGUST 18, 1997

         The Prospectus of Brooke Group Ltd. (the "Company"), dated February 19, 1991, as supplemented on February 14, 1997, May 28, 1997, and August 18, 1997 (collectively the "Supplements"), relating to the Company's common stock, $.10 par value per share (the "Common Stock"), is hereby further supplemented as follows:

         1. Selling Stockholders.

         The following table sets forth, as of January 16, 1998, certain information with respect to the ownership of the Common Stock by Bennett S. LeBow ("LeBow") and The Bennett and Geraldine LeBow Foundation, Inc. (collectively, the "Selling Stockholders"), and supersedes the table set forth on page 5 of the Prospectus and in the Supplements. All of the Common Stock beneficially owned by the Selling Stockholders is covered by the Registration Statement of which this Prospectus is a part.

                                               AMOUNT OF SHARES
             NAME                                TO BE OFFERED
             ----                              ----------------

             Bennett S. LeBow                     8,974,208(1)
             The Bennett and Geraldine
                LeBow Foundation, Inc.              547,000(2)



(1) These shares are held indirectly by LeBow through LeBow Limited Partnership, a Delaware limited partnership ("LLP"). LeBow Holdings, Inc., a Nevada corporation ("LHI"), is the general partner of LLP. LeBow is a director, officer and sole shareholder of LHI. LeBow may sell certain of the shares for his own account. Of these shares, 8,450,000 are pledged to a financial institution and may be sold by such pledgee (who would be identified in a Prospectus Supplement to the extent required).

(2) These shares are held directly by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation, of which LeBow and family members serve as directors.